Filed Pursuant to Rule 433

Issuer Free Writing Prospectus dated June 23, 2009

Relating to Preliminary Prospectus Supplement dated June 22, 2009

Registration No. 333-152306

3020 Old Ranch Parkway, Suite 200

Seal Beach, California 90740 USA

562.493.2804   fax: 562.546.0097

News Release

Choice Environmental Services Contracts with Clean Energy to Design, Build,

Operate New Natural Gas Fueling Station to Support Growing CNG Refuse Fleet

— First Clean Energy Fleet Contract in State Opens New Market in Florida —

Seal Beach, CA (June 23, 2009) — Clean Energy Fuels Corp. (Nasdaq: CLNE) has been awarded a 10-year contract to build and operate a compressed natural gas (CNG) fueling station by Choice Environmental Services, a full-service solid waste company serving Southern Florida.  Beginning in November 2009, Choice Environmental will begin to deploy a new fleet of clean-burning CNG refuse trucks to serve the City of Fort Lauderdale. The company’s Florida service area includes Palm Beach, Broward, Collier and Dade Counties.

In addition to Fort Lauderdale, Choice’s customers include the Miami-Dade County School District, one of the nation’s largest.  The new private Clean Energy time-fill CNG fuel station will be located on property owned by Choice in Pompano Beach. The waste and recycling firm is the first in South Florida to convert a portion of its operations to natural gas fuel use.

The station also marks Clean Energy’s entry into the Florida market.

Clean Energy (Nasdaq: CLNE) is the leading provider of natural gas (CNG and LNG) for transportation in North America. It has a broad customer base in the refuse, transit, ports, shuttle, taxi, trucking, airport and municipal fleet markets, fueling more than 17,200 vehicles at 184 strategic locations across the United States and Canada. Clean Energy owns and operates two LNG production plants, one in Willis, TX and one in Boron, CA, with combined capacity of 260,000 LNG gallons per day and designed to expand to 340,000 LNG gallons per day as demand increases. It also owns and operates a landfill gas facility in Dallas, TX that produces renewable methane gas or biogas for delivery in the nation’s gas pipeline network.

Forward-Looking Statements This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 that involve risks, uncertainties and assumptions, including statements regarding the timing of the deployment of CNG trucks by Choice Environmental and the opportunity to convert an increasing number of refuse and recycling collection trucks to run on CNG fuel.  Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of several factors including the availability and performance of CNG refuse collection vehicles and unanticipated delays in CNG station construction.  The forward-looking statements made herein speak only as of the date of this press release and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

Contacts

News Media

Bruce Russell, 310/559-4955 x101

brussell@cleanenergyfuels.com

Investors

Ina McGuinness, 310/954-1100

Clean Energy Fuels Corp. has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, the preliminary prospectus supplement relating to the offering, and other documents Clean Energy has filed with the SEC for more complete information about Clean Energy and the offering. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, a copy of the prospectus supplement and prospectus relating to these securities may be obtained, when available, by contacting Merrill Lynch & Co., 4 World Financial Center, New York, New York 10080, telephone: 866-500-5408.

North America’s leader in clean transportation